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                                                                    EXHIBIT 21

                SUBSIDIARIES OF PROVIDIAN FINANCIAL CORPORATION



Providian National Bank (U.S.)

Providian Bank (Utah)

Providian Credit Corporation (Delaware)

First Select Corporation (California)

First Deposit Life Insurance Company (Arkansas)

Providian Capital I (Delaware)

Providian Investment Corporation (Delaware)

Providian Mauritius Investment Ltd. (Mauritius)

Providian Bancorp Services (California)
     Commonwealth Premium Finance (California)

Providian Services Corporation (Delaware)
     Providian Services LLC
     Robena LP
     Robena LLC
     Robena Feedstock LLC

Getsmart.com, Inc.  (Delaware)

Providian Financing I (Delaware)

Providian Financing II (Delaware)

Providian Financing III (Delaware)

Providian Financing IV (Delaware)